Sub-Item 77O
Rule 10f-3 Transaction

BNY MELLON FUNDS TRUST
- BNY Mellon Intermediate Bond Fund

On November 19, 2009, BNY Mellon Intermediate Bond Fund (the "Fund"), a series of BNY Mellon Funds Trust (the "Trust"), purchased $2,775,000 of TD Ameritrade Holding Corporation 4.15% senior notes due 12/1/2014 - Rated: Baa1/BBB+/BBB+, CUSIP No.: 87236YAB4 (the "Bonds") at a purchase price of $99.901 per unit. The Bonds were purchased from Citigroup, a member of the underwriting syndicate offering the Bonds, from their account. BNY Mellon Capital Markets, LLC, an affiliate of the Funds, also was a member of the syndicate but received no benefit in connection with the transaction. No other members of the syndicate received any economic benefit from the Funds. The following is a list of the syndicate's primary member:

TD AMERITRADE Holding Corporation

BofA Merrill Lynch
Citi
TD Securities
Barclays Capital
J.P. Morgan
Wells Fargo Securities
BNY Mellon Capital Markets, LLC

Accompanying this statement are materials presented to the Board of Trustees of the Trust, which ratified each Fund's purchase of the bonds as being in compliance with the Trust's Rule 10f-3 Procedures, at the Trust's Board meeting held on March 10, 2010.

EXHIBIT B

PRE-PURCHASE APPROVAL FORM

PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE

Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: BNY Mellon Intermediate Fund
2. Anticipated Purchase Date: 11/19/09
3. Total Net Assets of Account/Fund: $914 Million
4. Type and Description of Security to be Purchased Ameritrade 4.15% 12/1/14
5. Credit Rating of Security (Rating/Rating Agency: Baa1/BBB+/BBB+
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Citigroup
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNY Mellon Capital Markets
8. Issue Size: 500 Million
9. CUSIP: 87236YAB4
10. Amount Purchased by Account/Fund: 2,775,000
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .0055%
12. Amount Purchased as a Percentage of Account/Fund Assets: .003%
13. Purchase Price of Securities (If at par, so state): $99.901
14. Commission/Spread Received by Principal Underwriters: 200
15. Yield (as applicable): 4.17%
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase : 4.17%

The Affiliated Purchase Should be Reported to the BOD of which Entities: The Bank of New York Mellon (Asset Management)_______; BNY Mellon, NA (Wealth Management)_X_; Other_______

Mutual Fund Purchases Only:

1. Was Price paid for all block purchases the same for all participants? (Must be Yes): Yes
2. Was Security Purchased on Offer Date? (Must be Yes): Yes
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): Yes
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): Yes
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): No
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes): Yes

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) ☑

- This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?
- **This purchase will not be designated as a "group sale" (i.e., affiliated underwriter does not receive commissions from the unaffiliated broker/dealer) or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of BNY Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any BNY Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering.**
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Per Rule 10f-3, mutual fund purchases of fixed income and equity securities are limited to 25% of the offering.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit E, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit E is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) Wealth Management

AND

LOB Portfolio Manager Name (Print) John Flahive Signature [signature] Date 11/20/09

AND

LOB CIO/Designate Name (Print) John Flahive Signature [signature] Date 11/20/09

AND

Chief Compliance Officer Name (Print) Katherine Cain Signature [signature] Date 11/20/09

To: Kathleen Newman, Phone 412-234-0375 – Corporate Risk Management (151-2225)
Fund Chief Compliance Officer (For Affiliated Mutual Fund Purchases Only)

BNY Mellon Funds Trust
FINANCIAL REPORT
10f-3 TRANSACTIONS

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* BNY Mellon Funds Trust	1/15/10